Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-27739, 333-56975, 333-67441, 333-83561, 333-45710, 333-68322, 333-96899, 333-118819 and 333-03456 on Form S-8 of our report dated April 13, 2006, relating to the consolidated financial statements of Cost Plus, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cost Plus, Inc. and subsidiaries for the year ended January 28, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 13, 2006